UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/22/2006

Cambridge Display Technology, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51079

Delaware	13-4085264
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

c/o Cambridge Display Technology Limited
2020 Cambourne Business Park
Cambourne
CB23 6DW
(Address of principal executive offices, including zip code)

011 44 1954 713600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

As part of its strategy to develop and commercialise Total Matrix Addressing (TM) technology which it announced in November 2006, Cambridge Display Technology, Inc. (the "Company") has entered into the contract described below. This contract will enable the Company to acquire an experienced OLED chip design team and associated facilities.

On December 22, 2006, the Company entered into an Asset Purchase Agreement with Next Sierra, Inc. ("Next Sierra") and certain of its shareholders named therein (the "Agreement"). Pursuant to the Agreement, the Company has agreed to purchase (the "Acquisition"), on the closing date and subject to the satisfaction of the conditions set forth in the Agreement, substantially all of the assets of Next Sierra, a Mountain View, California-based hardware developer that specializes in designing light-emitting diode display driver chips. The total purchase price for the Acquisition is described under Item 3.02 below. The closing date is scheduled to occur on January 3, 2007.

The Agreement contains standard representations and warranties by Next Sierra and its shareholders named therein as to its business affairs as of the date of the Agreement. Pursuant to the Agreement, the Company has agreed to file a registration statement with the SEC covering the resale of the shares delivered to Next Sierra as the purchase price and to use its commercially reasonable efforts to cause the registration statement to become effective no later than 100 days after the closing date (subject to a 60-day extension if it is reviewed by the SEC).

The foregoing description is only a summary and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the year ending December 31, 2006.

Item 3.02.    Unregistered Sales of Equity Securities

On December 22, 2006, pursuant to the terms of the Agreement described under Item 1.01 above, the Company agreed to purchase, on the closing date and subject to the satisfaction of the conditions set forth in the Agreement, substantially all of the assets of Next Sierra for a purchase price of $1,600,000 (subject to reductions and offsets provided in the Agreement) payable in shares of the Company's common stock. The shares will be valued at the average daily closing share price on the Nasdaq Global Market ending on a specified date on or prior to the closing date and will be payable in three instalments, the first of which will be delivered on the closing date, which is scheduled to occur on January 3, 2007, and the second and third of which will be delivered upon the completion of certain milestones as provided in the Agreement.

The shares delivered as the purchase price for the Acquisition will be issued without registration under the Securities Act of 1933 or any state securities laws. The Company is relying on the exemption from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof. As described in Item 1.01 above, the Company has agreed to file a registration statement for the resale of the shares.

Neither this Current Report nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy shares of common stock or other securities of the Company.

Statements contained in this Current Report that are not historical facts are "forward-looking statements" and their presence may be indicated by words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will" and "may," as well as the negative thereof and similar expressions. There can be no assurance that future developments affecting the Company and its subsidiaries will be those anticipated by management. Among the factors, risks and uncertainties that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements are the following: the consummation of the Acquisition described in this Current Report; the successful development and commercialization of the passive matrix driver technology intended to be achieved from the Acquisition; the outcomes of the Company's ongoing and future research and development activities, as well as those of its licensees; the Company's ability to form and continue strategic relationships with manufacturers of P-OLED materials and displays; the successful commercialization of products that include the Company's P-OLED technology by its licensees; the willingness of the Company's manufacturers and licensees to continue to develop, manufacture and sell commercial products integrating the Company's technology; the future demand for products using the Company's P-OLED technology; the comparative advantages and disadvantages of any competing technologies; the Company's ability to maintain and improve its competitive position following the expiration of its fundamental patents; the adequacy of protections afforded to the Company by the patents that it owns or licenses and the cost to the Company of enforcing these patents; the Company's ability to obtain, expand and maintain patent protection in the future and to protect its unpatentable intellectual property; developments in and expenses associated with resolving matters currently in litigation; and the Company's future capital requirements and its ability to obtain additional financing when needed. Readers should also consider the additional factors described under the captions "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" in the Company's 10-K and 10-Q reports filed with the SEC. Investors should not place undue reliance on such forward-looking statements and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cambridge Display Technology, Inc.

Date: December 22, 2006	By:	/s/ Michael Black
Michael Black
Vice-President, Finance